Exhibit 4.6
SUPPORT AGREEMENT
This SUPPORT AGREEMENT is made as of October 15, 2018 (this “Agreement”), among Brookfield Infrastructure Partners L.P. (“Brookfield Infrastructure Partners” or “BIP”), an exempted limited partnership existing under the laws of Bermuda, and Brookfield Infrastructure Partners Exchange LP (“Exchange LP”), a limited partnership existing under the laws of the Province of Ontario.
WHEREAS, in connection with the acquisition of all of the outstanding common shares of Enercare Inc. (“Enercare”) by way of plan of arrangement under s.192 of the Canada Business Corporations Act (the “Arrangement”), Exchange LP is to issue exchangeable limited partnership units (the “Exchangeable LP Units”) to eligible holders of common shares of Enercare (“Enercare Common Shares”) who have elected to receive Exchangeable LP Units for Enercare Common Shares held by such holders;
WHEREAS, holders of Exchangeable LP Units will be entitled to require Exchange LP to redeem such Exchangeable LP Units and upon such redemption each Exchangeable LP Unit will be exchanged by Exchange LP for one non-voting limited partnership unit of Brookfield Infrastructure Partners (a “BIP Unit”); and
WHEREAS, the parties desire to make appropriate provision and to establish a procedure whereby Brookfield Infrastructure Partners will take certain actions and make certain payments and deliveries necessary to ensure that Exchange LP will be able to make certain payments and to deliver or cause to be delivered BIP Units in satisfaction of the obligations of Exchange LP under the Unit Provisions (as hereinafter defined), the Partnership Agreement (as hereinafter defined) and this Agreement.
NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
ARTICLE 1
INTERPRETATION

1.1	Interpretation
In this Agreement, each capitalized term used and not otherwise defined herein will have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Unit Provisions”) attaching to the Exchangeable LP Units as set out in Schedule C to the limited partnership agreement of Exchange LP (the “Partnership Agreement”). Unless the context otherwise requires:
1.1.1    words importing the singular will include the plural and vice versa, words importing gender will include all genders or the neuter, and words importing the neuter will include all genders;
1.1.2    the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;
1.1.3    references to any Person include such Person’s successors and permitted assigns;
1.1.4    except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument will include, and will be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, to all amendments made to such statute, regulation, policy, rule or instrument, and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;
1.1.5    any reference to this Agreement or any other agreement, document or instrument will be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;
1.1.6    in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount will be determined or such action will be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

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1.1.7    except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in Canadian currency.

1.2	Payments
All payments to be made hereunder will be made without interest and less any Tax required by Canadian Law to be deducted and withheld.
ARTICLE 2
COVENANTS OF BIP AND EXCHANGE LP

2.1	Covenants Regarding Exchangeable LP Units
So long as any Exchangeable LP Units owned by Non-Affiliated Holders are outstanding, BIP will:

(a)	not declare or pay any distribution on the BIP Units unless

(i)	Exchange LP will:

(A)
simultaneously declare or pay, as the case may be, an equivalent distribution economically equivalent thereto (as determined in accordance with the Unit Provisions) on the Exchangeable LP Units (an “Equivalent Distribution”); and

(B)
have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable Law and the Partnership Agreement, of any Equivalent Distribution on the Exchange LP Units; or

(ii)	if the distribution is a distribution of BIP Units, in lieu of such a distribution, Exchange LP will:

(A)
effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable LP Units (as determined in accordance with the Unit Provisions) (an “Equivalent Unit Subdivision”); and

(B)	have sufficient authorized but unissued securities available to enable the Equivalent Unit Subdivision;

(b)
advise Exchange LP sufficiently in advance of the declaration by BIP of any distribution on BIP Units and take all such other actions as are reasonably necessary, in cooperation with Exchange LP, to ensure that:

(i)
the respective declaration date, record date and payment date for an Equivalent Distribution on the Exchangeable LP Units will be the same as the declaration date, record date and payment date for the corresponding distribution on the BIP Units; and

(ii)	the record date and effective date for an Equivalent Unit Subdivision will be the same as the record date and payment date for the unit distribution, in lieu of such a distribution, on the BIP Units;

(c)
ensure that the record date for determining unitholders entitled to receive any distribution declared on the BIP Units is not less than ten Business Days after the declaration date for such distribution or such shorter period as may be permitted under applicable Law;

(d)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchange LP, in accordance with applicable Law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, in respect of each issued and outstanding Exchangeable LP Unit held by Non-Affiliated Holders upon the liquidation, dissolution or winding-up of Exchange LP or any other distribution of the assets of Exchange LP among its holders for the purpose of winding up its affairs including all such actions and all such things as are necessary or desirable to enable and permit Exchange LP to cause to be delivered BIP Units to the holders of Exchangeable LP Units in accordance with the provisions of Article 5 of the Unit Provisions;

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(e)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchange LP, in accordance with applicable Law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price in respect of each issued and outstanding Exchangeable LP Unit held by Non-Affiliated Holders upon the delivery of a Retraction Request by a holder of any Exchangeable LP Units or a redemption of an Exchangeable LP Unit by Exchange LP, including all such actions and all such things as are necessary or desirable to enable and permit Exchange LP to cause to be delivered BIP Units to the holders of Exchangeable LP Units, in accordance with the provisions of Article 6 or Article 7 of the Unit Provisions, as the case may be;

(f)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit BIP, in accordance with applicable Law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, or upon the occurrence of a liquidation, dissolution or winding up of Exchange LP or any other distribution of the assets of Exchange LP among its holders for the purpose of winding up its affairs, including all such actions and all such things as are necessary or desirable to enable and permit BIP to cause to be delivered BIP Units or other property to the holders of Exchangeable LP Units in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, or upon the occurrence of a liquidation, dissolution or winding up of Exchange LP or any other distribution of the assets of Exchange LP among its holders for the purpose of winding up its affairs as the case may be, together with a cheque in respect of any cash portion of the Liquidation Call Purchase Price, Retraction Call Purchase Price, Redemption Call Purchase Price, or Liquidation Amount, as the case may be; and

(g)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchange LP and BIP, in accordance with applicable Law, to pay and otherwise perform their obligations with respect to the satisfaction of the BIP Liquidation Amount upon the occurrence of a liquidation, dissolution or winding up of BIP or any other distribution of the assets of BIP among its holders for the purpose of winding up its affairs.

2.2	Segregation of Funds
BIP will cause Exchange LP to deposit a sufficient amount of funds in a separate account of Exchange LP and segregate a sufficient amount of such other assets and property as is necessary to enable Exchange LP to pay or otherwise satisfy its obligations with respect to the applicable distribution, Liquidation Amount, Retraction Price or Redemption Price, once such amounts become payable under the terms of this Agreement, the Partnership Agreement or the Unit Provisions, in each case for the benefit of Non-Affiliated Holders from time to time of the Exchangeable LP Units, and Exchange LP will use such funds, assets and property so segregated exclusively for the payment of distributions and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable net of any corresponding withholding Tax obligations and for the remittance of such withholding Tax obligations.

2.3	Reservation of BIP LP Units
BIP hereby represents, warrants and covenants in favour of Exchange LP that BIP has reserved for issuance and will, at all times while any Exchangeable LP Units are outstanding, keep available, free from pre-emptive and other rights, such number of BIP Units (or other securities into which BIP Units may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable LP Units issued and outstanding from time to time, and (ii) the number of Exchangeable LP Units issuable upon the exercise of all rights to acquire Exchangeable LP Units outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit each of BIP and Exchange LP to meet its obligations under the Partnership Agreement, this Agreement and the Unit Provisions and any other security or commitment pursuant to the Arrangement with respect to which BIP and Exchange LP may now or hereafter be required to issue and/or deliver BIP Units to the Non-Affiliated Holders.

2.4	Notification of Certain Events
In order to assist BIP to comply with its obligations hereunder and to permit BIP to exercise the Liquidation Call Right, Retraction Call Right and Redemption Call Right, as applicable, Exchange LP will notify BIP of each of the following events at the time set forth below:

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(a)
in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchange LP or to effect any other distribution of the assets of Exchange LP among its holders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)
promptly upon the earlier of (i) receipt by Exchange LP of notice of, and (ii) Exchange LP otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchange LP or to effect any other distribution of the assets of Exchange LP among its holders for the purpose of winding up its affairs;

(c)	immediately upon receipt by Exchange LP of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable LP Units, in the event of any determination of a Redemption Date in accordance with the Unit Provisions; and

(e)
promptly upon the issuance by Exchange LP of any Exchangeable LP Units or rights to acquire Exchangeable LP Units (other than the issuance of Exchangeable LP Units or rights to acquire Exchangeable LP Units pursuant to the Arrangement).

2.5	Delivery of BIP Units
Upon notice from Exchange LP of any event that requires Exchange LP to cause to be delivered BIP Units to any holder of Exchangeable LP Units, BIP will, forthwith, issue and deliver or cause to be delivered the requisite number of BIP Units to Exchange LP, and Exchange LP will forthwith deliver or cause to be delivered the requisite number of BIP Units to or for the benefit of the former holder of the surrendered Exchangeable LP Units. All such BIP Units will be duly authorized and validly issued as fully paid, non-assessable, free of pre-emptive rights and will be free and clear of any lien, claim or encumbrance.

2.6	Qualification of BIP Units
BIP covenants that it will use its reasonable best efforts to make such filings and seek such regulatory consents and approvals as are necessary so that the BIP Units to be issued to holders of Exchangeable LP Units pursuant to the terms of the Partnership Agreement, the Unit Provisions and this Agreement will be issued in compliance with the applicable securities Laws in Canada and may be freely traded thereafter (other than by reason of a holder being a “control person” of BIP for purposes of Canadian federal, provincial or territorial securities Laws, if applicable). BIP will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all BIP Units to be delivered hereunder to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding BIP Units have been listed by BIP and remain listed and are quoted or posted for trading at such time.
Notwithstanding any other provision of the Partnership Agreement, the Unit Provisions, any term of this Agreement or the Arrangement, no BIP Units will be issued (and BIP will not be required to issue any BIP Units) in connection with any liquidation, dissolution or winding-up of Exchange LP, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable LP Units, if such issuance of BIP Units would not be permitted by applicable Laws.

2.7	Economic Equivalence
So long as any Exchangeable LP Units owned by Non-Affiliated Holders are outstanding:

(a)	BIP will not without prior approval of Exchange LP and the prior approval of the holders of the Exchangeable LP Units given in accordance with Section 10.2 of the Unit Provisions:

(i)
issue or distribute BIP Units (or securities exchangeable for or convertible into or carrying rights to acquire BIP Units) to the holders of all or substantially all of the then outstanding BIP Units by way of a stock distribution or other distribution, other than an issue of BIP Units (or securities exchangeable for or convertible into or carrying rights to acquire BIP Units) to holders of BIP Units who: (A) exercise an option to receive distributions in BIP Units (or securities exchangeable for or convertible into or carrying rights to acquire BIP Units) in lieu of receiving cash distributions; or (B) pursuant to any distribution reinvestment plan, scrip distribution or similar arrangement; or

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(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding BIP Units entitling them to subscribe for or to purchase BIP Units (or securities exchangeable for or convertible into or carrying rights to acquire BIP Units); or

(iii)
issue or distribute to the holders of all or substantially all of the then outstanding BIP Units (A) units or securities of BIP of any class other than BIP Units (or securities convertible into or exchangeable for or carrying rights to acquire such securities), (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii) above, (C) evidences of indebtedness of BIP; or (D) assets of BIP;

unless (x) Exchange LP is permitted under applicable Law to issue or distribute the economic equivalent on a per unit basis of such rights, options, warrants, securities, units, evidences of indebtedness or other assets to holders of the Exchangeable LP Units and (y) Exchange LP will issue or distribute the economic equivalent of such rights, options, warrants, securities, units, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable LP Units.

(b)	BIP will not without the prior approval of Exchange LP and the prior approval of the holders of the Exchangeable LP Units given in accordance with Section 10.2 of the Unit Provisions:

(i)	subdivide, redivide or change the then outstanding BIP Units into a greater number of BIP Units; or

(ii)	reduce, combine, consolidate or change the then outstanding BIP Units into a lesser number of BIP Units; or

(iii)	reclassify or otherwise change the rights, privileges or other terms of the then outstanding BIP Units or effect a merger, reorganization or other transaction involving or affecting the BIP Units;
unless (x) Exchange LP is permitted under applicable Law to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable LP Units, and (y) the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable LP Units.

(c)
BIP will ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than ten Business Days after the date on which such event is declared or announced by BIP (with simultaneous notification thereof by BIP to Exchange LP).

(d)
The Board of Directors will determine, acting in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors may require), economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination will be conclusive and binding on BIP. In making each such determination, the following factors will, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)	in the case of any stock distribution or other distribution payable in BIP Units, the number of such units issued in proportion to the number of BIP Units previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase BIP Units (or securities exchangeable for or convertible into or carrying rights to acquire BIP Units), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the BIP Unit and the term of any such instrument;

(iii)
in the case of the issuance or distribution of any other form of property (including any units or securities of BIP of any class other than BIP Units, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of BIP or any assets of BIP), the relationship between the fair market value (as determined by the Board of Directors in the manner contemplated above) of such property to be issued or distributed with respect to each outstanding BIP Units and the Current Market Price;

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(iv)
in the case of any subdivision, redivision or change of the then outstanding BIP Units into a greater number of BIP Units or the reduction, combination, consolidation or change of the then outstanding BIP Units into a lesser number of BIP Units or any merger, reorganization or other transaction affecting the BIP Units, the effect thereof upon the then outstanding BIP Units; and

(v)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable LP Units compared to holders of BIP Units (including to the extent that such consequences may differ as a result of differences between taxation Laws of Canada and Bermuda) except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable LP Units.

(e)
Exchange LP agrees that, to the extent required, upon due notice from BIP, Exchange LP will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate distributions are made by Exchange LP, or subdivisions, redivisions or changes are made to the Exchangeable LP Units, in order to implement the required economic equivalence with respect to the BIP Units and the Exchangeable LP Units as provided for in this Section 2.7.

2.8	Tender Offers
In the event that a cash offer, unit exchange offer, issuer bid, take-over bid or similar transaction with respect to BIP Units (a “Tender Offer”) is proposed by BIP or is proposed to BIP or its holders and is recommended by the board of directors of its general partner, or is otherwise effected or to be effected with the consent or approval of the board of directors of its general partner, and the Exchangeable LP Units are not redeemed by Exchange LP pursuant to the Redemption Call Right, BIP and Exchange LP will use reasonable best efforts (to the extent, in the case of a Tender Offer by a third party, within its control) expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable LP Units to participate in such Tender Offer to the same extent and on an economically equivalent basis as the holders of BIP Units, without discrimination. Without limiting the generality of the foregoing, BIP and Exchange LP will use reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable LP Units may participate in each such Tender Offer without being required to retract Exchangeable LP Units as against Exchange LP (or, if so required, to ensure that any such retraction, will be effective only upon, and will be conditional upon, the closing of such Tender Offer and only to the extent necessary to tender or deposit to the Tender Offer). Nothing herein will affect the right of Exchange LP to redeem, or BIP to purchase pursuant to the Redemption Call Right, Exchangeable LP Units in the event of a BIP Liquidity Transaction.

2.9	BIP and Subsidiaries Not To Vote Exchangeable LP Units
BIP and each Subsidiary covenant and agree that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable LP Units held by it for the sole purpose of attending each meeting of holders of Exchangeable LP Units in order to be counted as part of the quorum for each such meeting. BIP further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights that may be exercisable by holders of Exchangeable LP Units from time to time pursuant to the Unit Provisions, the Partnership Agreement or pursuant to the provisions of the Limited Partnerships Act (or any successor or other corporate statute by which Exchange LP may in the future be governed) with respect to any Exchangeable LP Units held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable LP Units.

2.10	Ownership of Outstanding Units
Without the prior approval of Exchange LP and the prior approval of the holders of the Exchangeable LP Units given in accordance with Section 10.2 of the Unit Provisions, BIP covenants and agrees in favour of Exchange LP that, as long as any outstanding Exchangeable LP Units are owned by Non-Affiliated Holders, BIP will be and remain the direct or indirect beneficial owner of all issued and outstanding general partner units and Class A limited partnership units of Exchange LP. Notwithstanding the foregoing, BIP will not be in violation of this Section 2.10 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of BIP or the BIP Units.

2.11	Ordinary Market Purchases
For greater certainty, nothing contained in this Agreement, including without limitation the obligations of BIP contained in Section 2.8, will limit the ability of BIP (or any of its Subsidiaries including, without limitation, Exchange LP) to make ordinary market purchases of BIP Units in accordance with applicable Laws and regulatory or stock exchange requirements.

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2.12	Due Performance
On and after the Effective Date, BIP and Exchange LP will duly and timely perform all of their obligations under the Partnership Agreement, this Agreement and the Unit Provisions.
ARTICLE 3
BIP SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.
BIP will not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person unless:

(a)
such other Person or continuing entity (the “BIP Successor”) by operation of Law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the BIP Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such BIP Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of BIP under this Agreement; and

(b)
such transaction will be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable LP Units.

3.2	Vesting of Powers in Successor
Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, will execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the BIP Successor and such other person that may then be the issuer of the BIP Units will possess and from time to time may exercise each and every right and power of BIP under this Agreement in the name of BIP or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of the general partner of BIP may be done and performed with like force and effect by the directors or officers of such BIP Successor.

3.3	Wholly-Owned Subsidiaries
Nothing herein will be construed as preventing the merger of any direct or indirect wholly-owned Subsidiary of BIP with or into BIP or another direct or indirect wholly-owned Subsidiary of BIP or the winding-up, liquidation or dissolution of any direct or indirect wholly-owned Subsidiary of BIP, provided that all of the assets of such Subsidiary are transferred to BIP or another direct or indirect wholly-owned Subsidiary of BIP, and any such transactions are expressly permitted by this Article 3.

3.4	Successor Transaction
Notwithstanding the foregoing provisions of Article 3, in the event of a BIP Liquidity Transaction:

(a)
in which BIP merges with, or in which all or substantially all of the then outstanding BIP Units are acquired by, one or more other entity to which BIP is, immediately before such merger or acquisition, “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition in the Unit Provisions; and

(c)
in which all or substantially all of the then outstanding BIP Units are converted into or exchanged for securities or rights to receive such securities (the “Other Units”) of another entity (the “Other Entity”) that, immediately after such BIP Liquidity Transaction, is the successor to, or owns or controls, directly or indirectly, BIP,

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then all references herein to “BIP” will thereafter be and be deemed to be references to “Other Entity” and all references herein to “BIP Units” will thereafter be and be deemed to be references to “Other Units” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable LP Units on the exchange, redemption or retraction of such units pursuant to the Unit Provisions immediately subsequent to the BIP Liquidity Transaction being entitled to receive that number of Other Units equal to the number of Other Units such holder of Exchangeable LP Units would have received if the exchange, redemption or retraction of such units pursuant to the Unit Provisions had occurred immediately prior to the BIP Liquidity Transaction and the BIP Liquidity Transaction was completed), but subject to subsequent adjustments to reflect any subsequent changes in the capital of the issuer of the Other Units, including without limitation, any subdivision, consolidation or reduction of capital, without any need to amend the terms and conditions of the Exchangeable LP Units and without any further action required.
ARTICLE 4
GENERAL

4.1	Term
This Agreement will come into force and be effective as of the Effective Date and will terminate and be of no further force and effect at such time as no Exchangeable LP Units (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable LP Units) are held by Non-Affiliated Holders.

4.2	Changes in Capital of BIP and Exchange LP
Notwithstanding the provisions of Section 4.4 hereof, at all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 hereof or otherwise, as a result of which either the BIP Units or the Exchangeable LP Units or both are in any way changed, this Agreement will, without the approval of the holders of the Exchangeable LP Units, forthwith be amended and modified as necessary in order that it will apply with full force and effect, mutatis mutandis, to all new securities into which the BIP Units or the Exchangeable LP Units or both are so changed and the parties hereto will execute and deliver a supplemental agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability
Notwithstanding the provisions of Section 4.4 hereof, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will, without the approval of the holders of the Exchangeable LP Units, negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4	Amendments, Modifications
Except for amendments contemplated by Section 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by Exchange LP and BIP and approved by the holders of the Exchangeable LP Units in accordance with Section 10.2 of the Unit Provisions.

4.5	Ministerial Amendments
Notwithstanding the provisions of Section 4.4 hereof, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable LP Units, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all of the parties hereto if the board of directors of the general partner of each of Exchange LP and BIP is of the opinion that such additions will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole;

(b)	evidencing the succession of BIP Successors and the covenants of and obligations assumed by each such BIP Successor in accordance with the provisions of Article 3;

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(c)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of the general partner of each of Exchange LP and BIP, having in mind the best interests of the Non-Affiliated Holders as a whole, it may be expedient to make, provided that each such board of directors are of the opinion that such amendments or modifications will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole; or

(d)
making such changes or corrections which, on the advice of counsel to Exchange LP and BIP, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of the general partner of Exchange LP and BIP are of the opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole.

4.6	Meeting to Consider Amendments
Exchange LP, at the request of BIP, will call a meeting or meetings of the holders of Exchangeable LP Units for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4 hereof. Any such meeting or meetings will be called and held in accordance with the Partnership Agreement, the Unit Provisions and all applicable Laws.

4.7	Limited Liability of Limited Partners
The parties acknowledge that each of BIP and Exchange LP is a limited partnership, a limited partner of which is liable for any liabilities or losses of the relevant partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the relevant partnership and such limited partner’s pro rata share of any undistributed income.

4.8	Enurement
This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.9	Assignment
Except as set forth in this Agreement, no party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise).

4.10	Notices to Parties
Any notice and other communications required or permitted to be given pursuant to this Agreement will be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	in the case of BIP to the following address:
Brookfield Infrastructure Partners L.P.
73 Front St.
Hamilton HM 12
Bermuda
Facsimile No.: (441) 294-3309
Attention:    Secretary

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with a copy to, which will not constitute notice for the purposes of this Agreement, to:
Torys LLP
Suite 3000
79 Wellington Street West
P.O. Box 270, TD Centre
Toronto, Ontario
M5K 1N2
Attention:    Karrin Powys-Lybbe
Fax:    (416) 865-7380

(b)	in the case of Exchange LP, to the following address:
Brookfield Infrastructure Partners Exchange LP
Suite 300, Brookfield Place
181 Bay St.
Toronto, Ontario
M5J 2T3
Facsimile No.: (416) 365-3642
Attention: Secretary
with a copy to, which will not constitute notice for the purposes of this Agreement, to:
Torys LLP
Suite 3000
79 Wellington Street West
P.O. Box 270, TD Centre
Toronto, Ontario
M5K 1N2
Attention:    Karrin Powys-Lybbe
Fax:        (416) 865-7380
or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this Section 4.10, and if not given the same will be deemed to have been received on the date of such delivery or sending.

4.11	Counterparts
This Agreement may be executed in counterparts (by facsimile or otherwise), each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

4.12	Jurisdiction
This Agreement will be construed and enforced in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED
By:	“Jane Sheere”
Name: Jane Sheere Title: Secretary

BROOKFIELD INFRASTRUCTURE PARTNERS EXCHANGE LP, by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS EXCHANGE GP INC.
By:	“James Rickert”
Name: James Rickert Title: Director

[Exchange LP Support Agreement]